Exhibit 99.1

Belden Reports Fourth Quarter and Full Year 2024 Results

St. Louis, Missouri – February 6, 2025 - Belden Inc. (NYSE: BDC) (“Belden” or the “Company”), a leading global supplier of complete connection solutions, today reported fiscal fourth quarter and full year results for the period ended December 31, 2024.

Fourth Quarter 2024 Highlights
•Revenues of $666 million, up 21% y/y and up 14% y/y organically
•GAAP EPS of $1.42, up 56% y/y
•Adjusted EPS of $1.92, up 32% y/y
•Repurchased 0.5 million shares for $55 million during the quarter

Full Year 2024 Highlights
•Revenues of $2,461 million, down 2% y/y and down 6% y/y organically
•GAAP EPS of $4.80, down 15% y/y
•Adjusted EPS of $6.36, down 7% y/y
•Free Cash Flow of $223 million, up 3% y/y
•Repurchased 1.3 million shares for $133 million during the year

“I am proud of our team for delivering an excellent quarter and ending the year on a high note,” said Ashish Chand, President and CEO of Belden. “Demand continues to remain steady, with sequential orders up modestly for the quarter and increasing 9% for the year. Performance during the quarter was strong, marked by 21% year-over-year revenue growth with expanding margins. As business conditions continue to improve, I am pleased to report that our revenues grew organically in the fourth quarter by 14% with strength in both segments. Free cash flow for the year reached $223 million, providing the business with ample capital to allocate towards compelling acquisition opportunities while also returning capital to shareholders through share repurchases when appropriate.”

Fourth Quarter 2024

Revenues for the quarter increased $115 million, or 21%, to $666 million from $551 million in the year-ago period. Revenues increased 14% organically, with Automation Solutions and Smart Infrastructure Solutions both up 14%. Net income was $58 million, compared to $39 million in the year-ago period. Net income as a percentage of revenues was 8.8%, compared to 7.0% in the year-ago period. EPS totaled $1.42 for the quarter, compared to $0.91 in the year-ago period.

Adjusted EBITDA was $114 million, up $26 million, or 29%, compared to $88 million in the year-ago period. Adjusted EBITDA margin was 17.1%, up 110 bps, compared to 16.0% in the year-ago period. Adjusted EPS was $1.92, increasing 32% compared to $1.46 in the year-ago period. Relative to our prior guidance, Adjusted EPS benefited in the fourth quarter by $0.17 from a lower-than-expected tax rate. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

Full Year 2024

Revenues for the year decreased $51 million, or 2%, to $2,461 million from $2,512 million in the prior year. Revenues were down 6% organically, with Automation Solutions down 6% and Smart Infrastructure Solutions down 5%. Net income was $198 million, compared to $243 million in the prior year. Net income as a percentage of revenues was 8.1%, compared to 9.7% in the prior year. EPS totaled $4.80 for the year, compared to $5.66 in the prior year.

Adjusted EBITDA was $411 million, down $27 million, or 6%, compared to $438 million in the prior year. Adjusted EBITDA margin was 16.7%, down 70 bps, compared to 17.4% in the prior year. Adjusted EPS was $6.36, decreasing 7% compared to $6.83 in the prior year. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

Outlook

“As we continue to drive our solutions transformation, we anticipate first quarter performance to reflect typical seasonality and stable demand,” said Dr. Chand. “Our customers are managing through short-term uncertainties, and we expect further clarity as the quarter progresses. We are confident in the long-term growth potential of our key markets, our team’s ability to execute effectively, and our capacity to allocate capital strategically to maximize shareholder returns while driving sustained growth and compounding value for the business over time.”

For the first quarter, we anticipate order patterns to align with typical seasonality and expect our customers to remain in a neutral posture as they navigate this dynamic environment. Revenues are expected to be in the range of $605 million to $620 million, representing a 13% to 16% increase over the prior-year quarter. GAAP EPS is expected to be in the range of $1.03 to $1.13, representing a 14% to 26% increase over the prior-year quarter. Adjusted EPS is expected to be in the range of $1.43 to $1.53, representing a 15% to 23% increase over the prior-year quarter.

First quarter guidance includes a currency exchange headwind of approximately $15 million in revenues and $0.05 of EPS.

First Quarter 2025:
Guidance
Revenues (million)	$605 - $620
GAAP EPS	$1.03 - $1.13
Adjusted EPS	$1.43 - $1.53

Earnings Conference Call

Management will host a conference call today at 8:30 am ET to discuss the results. The listen-only audio of the conference call will be broadcast live online at https://investor.belden.com. The dial-in number for participants is 1-866-575-6539 with confirmation code 7220743. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Earnings per Share (EPS) and Organic Growth

All references to EPS within this earnings release refer to net income per diluted share attributable to Belden stockholders. Organic growth is calculated as the change in revenues excluding the impacts from currency exchange rates, copper prices, acquisitions, and divestitures.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

	(In thousands, except per share data)
Revenues	$666,042	$551,243	$2,460,979	$2,512,084
Cost of sales	(416,226)	(344,878)	(1,538,757)	(1,557,118)
Gross profit	249,816	206,365	922,222	954,966
Selling, general and administrative expenses	(137,362)	(126,414)	(494,603)	(492,702)
Research and development expenses	(28,968)	(25,883)	(112,365)	(116,427)
Amortization of intangibles	(14,307)	(10,113)	(48,794)	(40,375)
Gain on sale of assets	—	—	—	12,056
Operating income	69,179	43,955	266,460	317,518
Interest expense, net	(10,849)	(8,032)	(38,303)	(33,625)
Non-operating pension benefit (cost)	(962)	401	(215)	1,863
Income before taxes	57,368	36,324	227,942	285,756
Income tax benefit (expense)	1,014	2,185	(29,528)	(43,200)
Net income	58,382	38,509	198,414	242,556
Less: Net income (loss) attributable to noncontrolling interest	(2)	42	(19)	(203)
Net income attributable to Belden stockholders	$58,384	$38,467	$198,433	$242,759

Weighted average number of common shares and equivalents:
Basic	40,312	41,565	40,694	42,237
Diluted	41,087	42,046	41,299	42,859

Basic income per share attributable to Belden stockholders:	$1.45	$0.93	$4.88	$5.75

Diluted income per share attributable to Belden stockholders:	$1.42	$0.91	$4.80	$5.66

Common stock dividends declared per share	$0.05	$0.05	$0.20	$0.20

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	Smart Infrastructure Solutions	Automation Solutions

	(In thousands, except percentages)

For the three months ended December 31, 2024
Segment Revenues	$319,581	$346,461
Segment EBITDA	42,401	71,465
Segment EBITDA margin	13.3%	20.6%
Depreciation expense	6,954	7,732
Amortization of intangibles	9,163	5,144
Amortization of software development intangible assets	12	2,697
Severance, restructuring, and acquisition integration costs	6,647	2,699
Adjustments related to acquisitions and divestitures	3,309	298

For the three months ended December 31, 2023
Segment Revenues	$251,054	$300,189
Segment EBITDA	30,253	57,666
Segment EBITDA margin	12.1%	19.2%
Depreciation expense	6,164	6,737
Amortization of intangibles	4,914	5,199
Amortization of software development intangible assets	—	2,457
Severance, restructuring, and acquisition integration costs	6,074	7,232
Adjustments related to acquisitions and divestitures	4,837	298

For the twelve months ended December 31, 2024
Segment Revenues	$1,143,790	$1,317,189
Segment EBITDA	140,092	269,766
Segment EBITDA margin	12.2%	20.5%
Depreciation expense	26,231	30,152
Amortization of intangibles	28,642	20,152
Amortization of software development intangible assets	12	10,552
Severance, restructuring, and acquisition integration costs	15,165	7,649
Adjustments related to acquisitions and divestitures	3,572	1,192

For the twelve months ended December 31, 2023
Segment Revenues	$1,122,831	$1,389,253
Segment EBITDA	149,107	287,328
Segment EBITDA margin	13.3%	20.7%
Depreciation expense	24,943	26,436
Amortization of intangibles	20,085	20,290
Amortization of software development intangible assets	—	7,692
Severance, restructuring, and acquisition integration costs	11,221	13,931
Adjustments related to acquisitions and divestitures	5,359	818

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$370,302	$597,044
Receivables, net	409,711	413,806
Inventories, net	343,099	366,987
Other current assets	73,117	79,142
Total current assets	1,196,229	1,456,979
Property, plant and equipment, less accumulated depreciation	495,625	451,069
Operating lease right-of-use assets	118,551	89,686
Goodwill	1,018,677	907,331
Intangible assets, less accumulated amortization	419,074	269,144
Deferred income taxes	16,353	15,739
Other long-lived assets	63,429	50,243
	$3,327,938	$3,240,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$315,724	$343,215
Accrued liabilities	306,980	290,289
Total current liabilities	622,704	633,504
Long-term debt	1,130,101	1,204,211
Postretirement benefits	63,260	74,573
Deferred income taxes	77,333	49,472
Long-term operating lease liabilities	100,049	74,941
Other long-term liabilities	39,755	37,188
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	839,755	818,663
Retained earnings	1,176,036	985,807
Accumulated other comprehensive loss	(3,532)	(41,279)
Treasury stock	(718,026)	(597,437)
Total Belden stockholders’ equity	1,294,736	1,166,257
Noncontrolling interests	—	45
Total stockholders’ equity	1,294,736	1,166,302
	$3,327,938	$3,240,191

BELDEN INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited)

	Twelve Months Ended
	December 31, 2024	December 31, 2023

	(In thousands)
Cash flows from operating activities:
Net income	$198,414	$242,556
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	115,741	99,446
Share-based compensation	27,532	21,024
Deferred income tax benefit	(15,954)	(12,957)
Gain on sale of assets	—	(12,056)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes, acquired businesses and disposals:
Receivables	18,861	24,527
Inventories	24,318	(15,331)
Accounts payable	(29,001)	(8,175)
Accrued liabilities	11,354	(16,292)
Income taxes	6,639	(3,668)
Other assets	(6,689)	(9,314)
Other liabilities	(6,416)	9,878
Net cash provided by operating activities	344,799	319,638
Cash flows from investing activities:
Cash used for business acquisitions, net of cash acquired	(296,452)	(106,712)
Capital expenditures	(121,823)	(116,731)
Cash from (used for) disposal of businesses, net of cash sold	(1,316)	9,300
Proceeds from disposal of tangible assets	113	13,785
Net cash used for investing activities	(419,478)	(200,358)
Cash flows from financing activities:
Payments under share repurchase program including excise tax	(134,308)	(192,135)
Withholding tax payments for share-based payment awards	(9,659)	(17,444)
Cash dividends paid	(8,195)	(8,498)
Payments under financing lease obligations	(1,134)	(423)
Payments to noncontrolling interest holders	(67)	—
Other	728	—
Proceeds from issuance of common stock	8,917	6,568
Net cash used for financing activities	(143,718)	(211,932)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(8,345)	2,020
Net decrease in cash and cash equivalents	(226,742)	(90,632)
Cash and cash equivalents, beginning of period	597,044	687,676
Cash and cash equivalents, end of period	$370,302	$597,044

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide non-GAAP operating results adjusted for certain items, including: asset impairments; accelerated depreciation expense due to plant consolidation activities; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory to fair value, and transaction costs; severance, restructuring, and acquisition integration costs; gains (losses) recognized on the disposal of businesses and assets; amortization of intangible assets; gains (losses) on debt extinguishment; certain gains (losses) from patent settlements; discontinued operations; and other costs. We adjust for the items listed above in all periods presented, unless the impact is clearly immaterial to our financial statements. When we calculate the tax effect of the adjustments, we include all current and deferred income tax expense commensurate with the adjusted measure of pre-tax profitability.
We utilize the adjusted results to review our ongoing operations without the effect of these adjustments and for comparison to budgeted operating results. We believe the adjusted results are useful to investors because they help them compare our results to previous periods and provide important insights into underlying trends in the business and how management oversees our business operations on a day-to-day basis. As an example, we adjust for acquisition-related expenses, such as amortization of intangibles and impacts of fair value adjustments because they generally are not related to the acquired business' core business performance. As an additional example, we exclude the costs of restructuring programs, which can occur from time to time for our current businesses and/or recently acquired businesses. We exclude the costs in calculating adjusted results to allow us and investors to evaluate the performance of the business based upon its expected ongoing operating structure. We believe the adjusted measures, accompanied by the disclosure of the costs of these programs, provides valuable insight.
Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

	(In thousands, except percentages and per share amounts)
Revenues	$666,042	$551,243	$2,460,979	$2,512,084

GAAP gross profit	$249,816	$206,365	$922,222	$954,966
Amortization of software development intangible assets	2,709	2,457	10,564	7,692
Severance, restructuring, and acquisition integration costs	1,196	2,088	4,395	3,488
Adjustments related to acquisitions and divestitures	—	(270)	263	252
Adjusted gross profit	$253,721	$210,640	$937,444	$966,398

GAAP gross profit margin	37.5%	37.4%	37.5%	38.0%
Adjusted gross profit margin	38.1%	38.2%	38.1%	38.5%

GAAP selling, general and administrative expenses	$(137,362)	$(126,414)	(494,603)	(492,702)
Severance, restructuring, and acquisition integration costs	8,270	9,637	18,257	20,039
Adjustments related to acquisitions and divestitures	3,607	5,405	4,501	5,925
Adjusted selling, general and administrative expenses	$(125,485)	$(111,372)	$(471,845)	$(466,738)

GAAP research and development expenses	$(28,968)	$(25,883)	$(112,365)	$(116,427)
Severance, restructuring, and acquisition integration costs	(120)	1,581	162	1,625
Adjusted research and development expenses	$(29,088)	$(24,302)	$(112,203)	$(114,802)

GAAP net income	$58,382	$38,509	$198,414	$242,556
Income tax expense (benefit)	(1,014)	(2,185)	29,528	43,200
Interest expense, net	10,849	8,032	38,303	33,625
Non-operating pension settlement loss	1,208	—	1,208	—
Total non-operating adjustments	11,043	5,847	69,039	76,825

Amortization of intangible assets	14,307	10,113	48,794	40,375
Severance, restructuring, and acquisition integration costs	9,346	13,306	22,814	25,152
Amortization of software development intangible assets	2,709	2,457	10,564	7,692
Adjustments related to acquisitions and divestitures	3,607	5,135	4,764	6,177
Gain on sale of assets	—	—	—	(12,056)
Total operating income adjustments	29,969	31,011	86,936	67,340
Depreciation expense	14,686	12,901	56,383	51,379

Adjusted EBITDA	$114,080	$88,268	$410,772	$438,100

GAAP income margin	8.8%	7.0%	8.1%	9.7%
Adjusted EBITDA margin	17.1%	16.0%	16.7%	17.4%

GAAP net income	$58,382	$38,509	$198,414	$242,556
Less: Net income (loss) attributable to noncontrolling interest	(2)	42	(19)	(203)
GAAP net income attributable to Belden stockholders	$58,384	$38,467	$198,433	$242,759

GAAP net income	$58,382	$38,509	$198,414	$242,556
Plus: Operating income adjustments from above	29,969	31,011	86,936	67,340
Plus: Non-operating pension settlement loss	1,208	—	1,208	—
Less: Net income (loss) attributable to noncontrolling interest	(2)	42	(19)	(203)
Less: Tax effect of adjustments above	10,859	8,108	23,834	17,310
Adjusted net income attributable to Belden stockholders	$78,702	$61,370	$262,743	$292,789

GAAP net income per diluted share attributable to Belden stockholders (EPS)	$1.42	$0.91	$4.80	$5.66
Adjusted net income per diluted share attributable to Belden stockholders (Adjusted EPS)	$1.92	$1.46	$6.36	$6.83

GAAP and adjusted diluted weighted average shares	41,087	42,046	41,299	42,859

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
We define free cash flow, which is a non-GAAP financial measure, as net cash from operating activities adjusted for capital expenditures net of the proceeds from the disposal of tangible assets. We believe free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one financial measure to monitor and evaluate performance and liquidity. Non-GAAP financial measures should be considered only in conjunction with financial measures reported according to accounting principles generally accepted in the United States. Our definition of free cash flow may differ from definitions used by other companies.

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

	(In thousands)
GAAP net cash provided by operating activities	$167,442	$159,645	$344,799	$319,638
Capital expenditures	(51,064)	(54,861)	(121,823)	(116,731)
Proceeds from disposal of assets	7	—	113	13,785
Non-GAAP free cash flow	$116,385	$104,784	$223,089	$216,692

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2025 Guidance

Three Months Ended
March 30, 2025

GAAP income from continuing operations per diluted share attributable to Belden common stockholders	$1.03 - $1.13
Amortization of intangible assets	0.30
Severance, restructuring, and acquisition integration costs	0.09
Adjustments related to acquisitions and divestitures	0.01
Adjusted income from continuing operations per diluted share attributable to Belden common stockholders	$1.43 - $1.53

Our guidance is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, adjustments related to acquisitions and divestitures, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This release contains, and any statements made by us concerning the subject matter of this release may contain, forward-looking statements, including our outlook for the first quarter of 2025 and beyond. Forward-looking statements also include any statements regarding future financial performance (including revenues, growth, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the impact of a challenging global economy, including the impact of inflation, or a downturn in served markets; volatility in credit and foreign exchange markets; the competitiveness of the global markets in which we operate; the inability of the Company to develop and introduce new products; competitive responses to our products; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); difficulty in forecasting revenues due to the unpredictable timing of orders related to customer projects as well as the impacts of channel inventory; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; the impact of disruptions in the global supply chain, including the inability to timely obtain raw materials and components in sufficient quantities on commercially reasonable terms; the inability to achieve our strategic priorities in emerging markets; the impact of changes in global tariffs and trade agreements; the presence of substitute products in the marketplace; disruptions in the Company’s information systems including due to cyber-attacks; inflation and changes in the price and availability of raw materials leading to higher input and labor costs; the possibility of future epidemics or pandemics; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the increased prevalence of cloud computing; the inability to successfully complete and integrate acquisitions, in furtherance of the Company’s strategic plan, as well as the inability to accurately forecast the financial impacts of acquisitions; the inability to retain key employees; disruption of, or changes in, the Company’s key distribution channels; the presence of activists proposing certain actions by the Company; perceived or actual product failures; the impact of regulatory requirements and other legal compliance issues; inability to satisfy the increasing expectations with respect to environmental, social and governance matters; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; risks related to the use of open source software; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the period ended December 31, 2023, filed with the SEC on February 13, 2024. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers complete connection solutions that unlock untold possibilities for our customers, their customers and the world. We advance ideas and technologies that enable a safer, smarter and more prosperous future. Throughout our 120+ year history we have evolved as a company, but our purpose remains – making connections. By connecting people, information and ideas, we make it possible. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and X/Twitter.

BDC-Financial

Contact:
Belden Investor Relations
Aaron Reddington, CFA
(317) 219-9359
Investor.Relations@Belden.com